1020 EAST 1ST STREET • PAPILLION, NE
68046 EXECUTIVE OFFICE: (402) 930-3500
INTERNET: http://www.infogroup.com

This Master License and Services Agreement is entered into as of October 1, 2012 (the “Effective Date”) between the following parties:

	CLIENT	VENDOR
Full Name	Online Internet Network	Infogroup Inc. and its affiliates
State of Incorporation/Organization	NV	Delaware
Principal Place of Business (address/city/state/zip)	8589 Aero Drive, Suite 200, San Diego, CA 92123	1020 East 1st Street Papillion, NE 68046
Main Business Telephone Number	800-613-9099	402-930-3500
Main Contact Name	Jeanette Lucas and Mark Spencer	Joe Lazure
Main Contact Phone Number	800-613-9099 x 312	402.836.3724
Main Contact Email Address	m.spencer@onlineinternetnetwork.com	Joe.Lazure@infogroup.com
Contact for Notice	Mark Spencer	Corporate Counsel
Address for Notice (address/city/state/zip)	8589 Aero Drive Suite 200 San Diego, CA 92123	1020 East 1st Street Papillion, NE 68046
Fax Number for Notice		402-836-1396

1. Vendor provides various services, including but not limited to, data licensing, data processing, data storage, list management and email marketing campaign management (“Services”). Client desires that Vendor provide Client with the Services as set forth in the attached Schedules on the terms and conditions described in this Agreement.

2. Client will pay the Fees for the Services as set forth in the applicable Schedule(s). Payment is due thirty (30) days from the date of Vendor’s invoice unless otherwise set forth in a Schedule. The fees do not include any taxes, duties or other governmental charges (collectively “Taxes”) including, but not limited to, sales, use, excise and value added taxes in effect as of the Effective Date or which become effective during the term of the Agreement. Client shall pay all Taxes levied or imposed by any governmental authority in connection with the Products, but excluding taxes that are imposed on Vendor’s net income.

3. This Agreement will begin on the Effective Date and expire: (1) upon termination for cause by either party due to a material breach of the Terms and Conditions attached hereto and the breaching party’s failure to cure within thirty (30) days; or (2) upon written notice in the event that no Schedules are in effect. Either Party may terminate this Agreement effective upon written notice stating its intention to terminate in the event the other party (1) ceases to function as a going concern or to conduct operations in the normal course of business, (2) has a petition filed by or against it under any state or federal bankruptcy or insolvency.

By signing this document the parties agree to the terms and conditions stated below.

CLIENT	VENDOR
BY: /S/ Jeanette Lucas	BY: /S/ Jim DeRouchey
Name: Jeanette Lucas	Name: Jim DeRouchey
Title: CEO	Title: President Database Licensing
Date: 10/02/12	Date: 10/03/12

TERMS & CONDITIONS

1. Definitions: The following definitions apply to the terms set forth below when used in this Agreement:
“Agreement” means this Master License and Services Agreement, these Terms and Conditions and all Pricing Schedules and exhibits attached thereto.
“Client Data” means any proprietary data of Client provided to Vendor for the purpose of providing Services hereunder.
“Licensed Data” means any data provided by Vendor, as set forth in the Schedules, and licensed for use by Client herein.
“Product(s)” means Licensed Data and Services, collectively.
“Schedule” means the document(s) attached hereto and incorporated herein which set(s) forth the Products to be provided by Vendor to Client, including the term, the Fees payable and other applicable terms, as the same may be amended from time to time. In the event of any conflict between the terms of any Schedule and these Terms and Conditions, the Schedule shall control.
“Services” means the services set forth in Schedule(s) to be performed by Vendor for or on behalf of Client.

2. Intellectual Property Rights: Vendor shall be the sole and exclusive owner of all right, title and interest in and to the Products. Client shall be the sole and exclusive owner of all right, title and interest in and to the Client Data. Except as expressly set forth herein, nothing in this Agreement shall be deemed to grant to one party license rights, ownership rights or any other intellectual property rights in any materials owned by the other party or any affiliate of the other party.

3. Grant of Rights:
3.1 Licensed Data. If Client is licensing Vendor’s Licensed Data then, unless otherwise set forth in a Schedule, Vendor grants Client, during the term of the applicable Schedule and subject to the terms and conditions of this Agreement, a limited, non-exclusive, non-transferable, revocable license to use the Licensed Data solely as described in the applicable Schedule for the purposes set forth in the Schedule. Any data supplied to Client by Vendor while providing Services shall be considered Licensed Data under the terms of the Agreement, whether by way of hygiene, data enhancement, append or any other data processing Services. Client shall, at Vendor’s request, supply mailing samples or telemarketing scripts for any marketing program for which Client uses the Licensed Data. Notwithstanding any other provisions of this Agreement, except with the written consent of Vendor, Client shall not:
(i) Use, sell, license, distribute, publish, lease, rent or sub-license any Licensed Data or otherwise use, or permit any use of, the Licensed Data as part of a service bureau or by or for the benefit of any party other than Client, including without limitation any parent, subsidiary, affiliate, franchise, or dealer of the Client, unless otherwise agreed to in writing by Vendor.

(ii) Use or permit use of the Licensed Data for the purpose of compiling, enhancing, verifying, supplementing, adding to, or deleting from any database, mailing list, geographic or trade directories business directories, classified directories, classified advertising or other compilation of information which is sold, rented, published, furnished or in any manner provided to any third party.

(iii) Use or permit use of the Licensed Data for generating any statistical information which is sold, rented, published, furnished or in any manner provided to any third party.

(iv) Use or permit use of the Licensed Data to prepare any comparison to other information databases, which is sold, rented, published, furnished or in any manner provided to any third party.

(v) Use the Licensed Data as a factor in establishing an individual’s creditworthiness or eligibility for (i) credit or insurance, or (ii) employment.
Upon termination or expiration of this Agreement or any Schedule, whichever occurs first, Client shall cease any and all use of the Licensed Data, and shall delete all Licensed Data from its database and files and return all copies of the Licensed Data to Vendor within fifteen (15) days after such expiration or termination.
3.2 Client Work Product. To the extent Vendor’s Services include any custom work product, data or information created, authored, developed, obtained, discovered, or invented by Vendor on behalf of Client as shall be fully set forth in a Schedule (collectively, “Work Product”), such Work Product shall be the property of Client. Notwithstanding anything contained herein, Client hereby grants to Vendor an irrevocable, worldwide, perpetual, sublicenseable, royalty-free license for Vendor, and Vendor’s agents and assigns, to exploit fully all rights in and to such Work Product, including, without limitation, exploitation of the right to reproduce the subject works, to distribute, sell, offer for sale the subject works, to edit and modify the subject works, to create derivative materials based on the subject works, to publicly display the subject works, to publicly perform the subject works, and to transmit and otherwise communicate the subject works digitally or by any other means now known or hereafter conceived and to authorize others to do any or all of the foregoing.
3.3 Third Party Content. Client understands that the Licensed Data may contain content subject to third party intellectual property rights. Notwithstanding anything contained herein, Client shall comply with any restrictions and requirements placed on the use of such content.

4. Compliance: It is an express condition of this Agreement that Client’s use of the Licensed Data provided hereunder, shall comply with: (i) all applicable federal, state, foreign and local statutes, regulations including laws and regulations regarding telemarketing / email / fax marketing, customer solicitation, and privacy; (ii) the Direct Marketing Association’s Ethical Guidelines; and (iii) the terms of this Agreement. Vendor reserves the right to terminate this Agreement immediately without further notice if Vendor has reason to believe Client is not complying with this express condition. Vendor has a process to randomly monitor the use of the data it licenses for marketing use which may, without obligation, include monitoring that Client’s use of the Licensed Data complies with this Agreement.

5. Vendor Indemnification: Vendor shall indemnify, defend and hold harmless Client from and against any and all losses, costs, damages and expenses (including reasonable attorneys’ fees) (“Damages”) to the extent arising from claims by third parties that Vendor’s provision of any Licensed Data hereunder infringes upon such third party’s intellectual property rights.

6. Client Indemnification: Client shall indemnify, defend, and hold harmless Vendor, and its respective representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related Damages, to the extent such claims or Damages arise from any of the following: (i) Client’s willful misconduct; and/or (ii) use of the Products by or thru Client in violation of the terms of this Agreement; and/or (iii) any claims that Vendor has violated or infringed the intellectual property rights of any third party in the use of the Products delivered to Vendor under this Agreement.

7. Disclaimer of Warranty and Limitation of Liability: Vendor does not assure the accuracy, correctness or completeness of the Products and Vendor shall not be liable for any loss or injury caused in whole or in part by contingencies beyond its control. VENDOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PRODUCTS AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT. IN NO EVENT SHALL EITHER PARTY BE HELD LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, OR FOR ANY LOST PROFITS OR ANY CLAIM OR DEMAND OF A SIMILAR NATURE OR KIND, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Client will have fourteen (14) days after receipt of the Licensed Data or performance of the Services by Vendor to inspect the Products and provide written notice to Vendor identifying all errors or mistakes. If Vendor is notified of such errors within such fourteen (14) day period, then Vendor will correct the mistake at no additional charge. If Client does not inform Vendor within such fourteen (14) day period that there is a problem or mistake, then both parties agree that the Products are deemed accepted. EXCLUDING VENDOR’S OBLIGATION TO INDEMNIFY CLIENT FOR VENDOR’S INTELLECTUAL PROPERTY INFRINGEMENT AS SPECIFIED HEREIN, VENDOR’S ENTIRE LIABILITY SHALL BE LIMITED TO THE AMOUNT PAID TO VENDOR BY CLIENT FOR THE EFFECTED PRODUCT IN THE PRIOR TWELVE (12) MONTHS.

8. General: No waiver or amendment of any term, condition or provision of the Agreement shall be valid or binding unless in writing and signed by an authorized representative of both Vendor and Client.

9. Governing Law: The validity, interpretation and performance of this Agreement will be governed by the procedural and substantive laws of the State of Nebraska without regard to its principles of conflicts of law. The parties submit to the exclusive jurisdiction of the state and federal courts of the State of Nebraska for purposes of any suit, action or other proceeding arising out of, or relating to, this Agreement.

10. Confidentiality: A Party (the “Provider”) may disclose to the other Party (the “Recipient”) information concerning all aspects of the business of the Provider and its affiliates; financial statements, business and marketing plans; customer/client transactions; customer/client lists; pending or threatened litigation; prospective contractual relations, collection, tabulation and analysis of data; computer programming methods, source code, object code, designs, specifications, plans, drawings and similar materials; programs, databases, inventions (whether or not eligible for legal protection under patent, trademark, or copyright laws) research and development; work in progress; and any other document marked “confidential” (collectively, “Confidential Information”). The terms of this Agreement will be deemed the Confidential Information of both Parties. The Recipient agrees to use a degree of care to prevent disclosing to other persons the Confidential Information of the Provider that equals or exceeds the care utilized by the Recipient to protect its own Confidential Information, but in no event will such care be less than reasonable care. The Recipient further agrees not to disclose or permit any other person or entity access to the Provider’s Confidential Information, except such disclosure or access shall be permitted to an employee, agent, representative or independent contractor of the Recipient that requires access in order to perform his or her employment or services as they relate to the Recipient’s performance of its obligations under this Agreement. The Recipient shall insure that its employees, agents, representatives, and independent contractors are advised of the confidential nature of the Confidential Information and are precluded from taking any action prohibited under this section. The Recipient shall immediately notify the Provider in writing of all circumstances surrounding any possession, use or knowledge of Confidential Information by any person or entity other than those authorized by this Agreement. Confidential Information shall not include information which (i) is publicly available as of the Effective Date or becomes publicly available thereafter through no fault of the Recipient; (ii) the Recipient rightfully possessed before it received such information from the Provider; (iii) is subsequently furnished to the Recipient by a third party without restrictions on disclosure; or (iv) is required by law, governmental regulation, court order or other legal process to be publicly disclosed. If the Recipient is compelled by law, governmental regulation, court order or other legal process to disclose any Confidential Information of the Provider, it may do so if: (i) it provides the Provider with prompt prior written notice of such compelled disclosure (to the extent legally permitted) and (ii) it provides the Provider with reasonable assistance, at the Provider’s reasonable expense, if the Provider determines in its sole discretion to contest the disclosure. Upon the expiration or termination of this Agreement, or upon request of the Provider during the term of this Agreement, the Recipient will return or destroy all Confidential Information of the Provider then in its possession. In the case of destruction, the Recipient shall certify such destruction to the Provider within 30 days following request for such certification. In the event of any breach or threatened breach of this section by the Recipient, the Provider may suffer irreparable harm for which there is no adequate remedy at law. Accordingly, the Provider shall be entitled to seek injunctive relief against the Recipient, its officers or employees, agents, representatives or independent contractors and such other rights and remedies to which the Provider may be entitled to at law, in equity or under this Agreement for any violation of this section.

11. Payment of Fees: Unless otherwise stated in a Schedule, Vendor shall invoice Client on a monthly basis, and Client shall pay Vendor within 30 days of the date of such invoice. If Client has failed to pay any payments, Client will be in default and the full balance of the Agreement may become immediately due and payable, at Vendor’s sole discretion. Client agrees to reimburse Vendor for all costs and expenses related to the default, including but not limited to, reasonable attorney fees and costs of collection.

12. Assignment and Binding Effect: Client may not assign this Agreement without prior written consent of Vendor. Any attempted assignment in violation of this provision shall be deemed void. This Agreement shall be binding upon and shall benefit the parties and their respective successors and permitted assigns.

13. Entire Agreement/Counterparts: This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior agreements between the parties regarding such subject matter. This Agreement may be executed in counterparts, whether by electronic or manual signature. Signatures received via facsimile, electronic mail or other similarly reliable electronic means shall be deemed originals for all purposes.

Product, Services and Pricing Schedule #1
to
Master License and Services Agreement

This Product, Services and Pricing Schedule #1 (this “Schedule”) is entered into as of October 1, 2012(the “Schedule Effective Date”) by and between Online Internet Network (“client”) and Infogroup Inc. (“Vendor”) in accordance with the terms of the Master License and Services Agreement dated as of October 1, 2012 (the “Agreement”).

Vendor agrees to conduct certain data collection services as more fully described herein (collectively the “Services”). Such Services may include the development of Work Product, as that term is defined in the Agreement.
Universe selection criteria are outlined in Exhibit A.

Qualifying questions to be asked on behalf of the client are outlined in Exhibit B.

Objective: Produce 2,000 leads. A lead will be defined as an affirmative response to of the three questions developed by the client.

Reporting and Deliverables: Leads will be delivered to the client in a batch fashion, with timing that is mutually agreeable. Data fields to be returned are outlined in Exhibit A.

Price $20,000 No additional fee for leads generated during the test. Upon completion of the test, Vendor and Client will negotiate a fee structure for continuation of the service. If mutually agreeable terms cannot be reached, neither Vendor, nor Client shall have any obligation to continue the activity beyond this test.

Payment: Terms Net 30 (8883029791) Credit Card □ Prepaid □

Other

Term of Schedule: This Schedule shall terminate upon the earlier to occur of 30 days from the Schedule Effective Date or until Vendor completes the calling on behalf of Client.

The below parties agree to the terms of this Schedule and the Agreement:

Client	Infogroup Inc.
By: /S/ Jeanette Lucas	By: Jim DeRouchey
Title: CEO	Title: President Database Licensing
Date: 10/02/12	Date: 10/03/12

1020 EAST 1ST STREET • PAPILLION, NE
68046 EXECUTIVE OFFICE: (402) 930-3500
INTERNET: http://www.infogroup.com

EXHI B I T A:

VE RT IC AL S TO B E T A RGE T E D
Complete SIC Code List.xls

DAT A F I E L D S TO B E RE T UR NE D:

Contact Name and Title
Company Name:
Company Address:
Company Phone:
Company URL (Website)
Q1 Answer
Q2 Answer
Q3 Answer
Contact First Name
Contact Last Name
Contact Phone
Contact Email
Contact Best time to contact

1020 EAST 1ST STREET • PAPILLION, NE
68046 EXECUTIVE OFFICE: (402) 930-3500
INTERNET: http://www.infogroup.com

EXHIBIT B: QUALIFYING QUESTIONS

1. Would you like to receive a free report on all your companies negative and positive reviews and mentions online? (Y/N)
2. Would you like your company on the 1st page of Google, Yahoo and Bing? (Y/N)
3. Would your company like a FREE mobile website? (Y/N)

Collect Name, phone, email and best time to contact on any yes responses.